Exhibit 99.2


As you may be aware, during the fourth quarter of 2007, the Board of Directors of National Atlantic Holdings Corporation, parent corporation of Proformance Insurance Company, retained Banc of America Securities LLC as its financial advisor to assist the Company in its review of the strategic alternatives available to the Company in planning for the future.

After a thorough review by the Company, with the assistance of Banc of America Securities LLC, it was announced that the Board has approved a merger of National Atlantic Holdings Corporation with a subsidiary of Palisades Safety and Insurance Association. The Board believes that this represents the best future option for the Company's stakeholders, including our shareholders, agents, policyholders and employees. The merger will produce a financially stronger, more competitive and more efficient operation.

Understanding that you are concerned about your future, there is much time between now and a possible closing date. There are a number of steps that must occur prior to the effective date of the merger. Approval by the New Jersey Department of Banking and Insurance and a majority vote of the National Atlantic shareholders are required. We do not expect the merger to occur until sometime in the third quarter. Until then, both companies will be operating independently and as competitors in the marketplace. Moreover, federal anti-trust laws, including the Hart Scott Rodino Act, place limitations on the type of public disclosures and business changes that a buyer and seller can make prior to the closing of the merger. As a result, long-term market strategies, competition, and human resources issues cannot be announced at this time.

Certainly a change of this magnitude can be very distracting for everyone. I must stress that it is important for the Company to continue normal daily operations. Every position in the Company is important, and all employees need to stay focused on performing their jobs.

We do expect many more details will be forthcoming over the next several weeks, and we will certainly share that information with you as it becomes available. In the interim, we will be holding a meeting for employees to discuss this merger in the very near future.